Exhibit 99.1

      IXYS Corporation Announces Record Revenues and Backlog In
                          September Quarter

    Seventh Consecutive Quarter of Revenue Growth

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Nov. 6, 2007--IXYS Corporation (NASDAQ:IXYS) today reported record net revenues of $76.2 million for the second fiscal quarter ended September 30, 2007, an increase of 6.0% as compared with net revenues of $71.9 million for the same period in the prior fiscal year. This is the seventh quarter of consecutive revenue growth for the company.

    For the six months ended September 30, 2007, IXYS reported net revenues of $152.1 million, an increase of 8.9% as compared with net revenues of $139.6 million for the same period in the prior fiscal year.

    "Our consistent revenue growth is attributable to our broad spectrum of power products, which have gained widespread adoption by our long-standing customers. Simultaneously, we have worked to build new customer and distributor relationships," stated Dr. Nathan Zommer, President and CEO of IXYS. "As we make greater efforts to cross-sell our divisional products and introduce new technologies, we are experiencing increased product demand, which resulted in record backlog."

    Highlights for the quarter ended September 30, 2007:

    -- Record revenues of $76.2 million, marking the seventh consecutive quarter of revenue growth

    --  Record backlog of $109.9 million

    --  IXYS repurchased 277,000 shares for $2.7 million

    Gross profit was $20.0 million, or 26.3% of net revenues, for the quarter ended September 30, 2007, as compared to gross profit of $22.1 million, or 30.8% of net revenues, for the same quarter in the prior fiscal year. Gross profit for the six months ended September 30, 2007 was $42.4 million, or 27.9% of net revenues, as compared to a gross profit of $44.0 million, or 31.5% of net revenues, for the same period in the prior fiscal year.

    "While IXYS' main business lines proved resilient against a volatile market, our IC business underperformed in the September 2007 quarter, particularly our ASIC products and telecom ICs," commented Dr. Nathan Zommer.

    Net income for the quarter ended September 30, 2007, was $3.9 million, or $0.12 per diluted share, as compared to $3.8 million, or $0.11 per diluted share, for the same quarter in the prior fiscal year. Net income for the six months ended September 30, 2007 was $11.0 million, or $0.33 per diluted share, as compared to net income of $28.1 million, or $0.79 per diluted share, for the same period in the prior fiscal year.

    The results for the six months ended September 30, 2007 included net credit adjustments to litigation provision of $6.0 million.
Results for the same period in the prior fiscal year included net credit adjustments to litigation provision of $36.6 million.

    The company repurchased approximately 277,000 IXYS shares for $2.7 million during the September 2007 quarter, and approximately 517,000 IXYS shares for $5.0 million in the six months ended September 2007. "As of September 30, 2007, 1.4 million shares remained available for repurchase under the existing repurchase authorization. We plan to continue buying back shares under our authorized stock repurchase program," commented Uzi Sasson, COO and CFO.

    "Our goals remain constant: gain market share by cross selling our power products, seek out higher margin business, reduce operating costs and continue overall company growth," stated Mr. Sasson. "We are aware of the current market volatility and macroeconomic trends affecting the semiconductor industry generally. In that vein, we project revenues for the December 2007 quarter to be relatively flat as compared to the September 2007 quarter."

    About IXYS

    Since its inception in 1983, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency. IXYS is a U.S. pioneer in the development of power semiconductors that effectively monitor electrical voltage to produce maximum effect with the least expenditure of energy.

    Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS' power semiconductors and mixed-signal integrated circuits can play a vital role in reducing energy costs and consumption - as their products regulate the amount of energy utilized by everyday products. With a customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a significant provider of power semiconductors in the U.S.

    A forerunner in the alternative and renewable energy industry, IXYS focuses on providing power semiconductors for equipment used in harnessing wind and solar power for conversion to the electrical power grid.

    IXYS, and its subsidiary companies, offer a diversified product base that addresses worldwide needs for power conversion, electrical efficiency and renewable energy.

    Safe Harbor Statement

    The foregoing press release contains forward-looking statements, including those related to our product demand, backlog, stock repurchase program, macroeconomic trends and projection of revenues for the December 2007 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business and capacity limits on our ability to manufacture our products, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS' Form 10-Q for the fiscal quarter ended June 30, 2007, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

    Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting the company directly.


                           IXYS CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)
                                               September 30, March 31,
                                                   2007        2007
                                               ------------- ---------
                    ASSETS
Current assets:
  Cash and cash equivalents                    $      56,700 $  54,196
  Accounts receivable, net                            46,622    42,519
  Other receivables                                    1,540     2,006
  Inventories, net                                    85,672    85,965
  Prepaid expenses and other current assets            1,472     1,262
  Deferred income taxes                               11,943    14,345
                                               ------------- ---------
     Total current assets                            203,949   200,293
Plant and equipment, net                              55,778    48,741
Other assets                                          13,883    11,780
Deferred income taxes                                 11,220    12,827
                                               ------------- ---------

     Total assets                              $     284,830 $ 273,641
                                               ============= =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of capitalized lease
   obligations                                 $       4,163 $   3,686
  Current portion of notes payable to bank             1,168     1,012
  Accounts payable                                    19,577    19,926
  Accrued expenses and other current
   liabilities                                        23,333    33,261
                                               ------------- ---------
     Total current liabilities                        48,241    57,885
Capitalized lease and other long term
 obligations, net of current portion                  29,245    17,772
Pension liabilities                                   17,233    16,875
                                               ------------- ---------
     Total liabilities                                94,719    92,532
                                               ------------- ---------

Common stock                                             352       350
Additional paid-in capital                           140,048   143,038
Retained earnings                                     38,158    29,605
Accumulated other comprehensive income                11,553     8,116
                                               ------------- ---------
     Stockholders' equity                            190,111   181,109
                                               ------------- ---------

     Total liabilities and stockholders'
      equity                                   $     284,830 $ 273,641
                                               ============= =========




                           IXYS CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                Three Months Ended  Six Months Ended
                                  September 30,       September 30,
                                  2007      2006     2007      2006
                                ------------------ -------------------

Net revenues                    $ 76,165  $ 71,875 $152,066  $139,616
Cost of goods sold                56,160    49,755  109,673    95,612
                                ------------------ -------------------
  Gross profit                    20,005    22,120   42,393    44,004
                                ------------------ -------------------

Operating expenses:
  Research, development and
   engineering                     5,131     4,921   10,204    10,029
  Selling, general and
   administrative                  9,897    10,828   20,737    22,884
  Litigation provision            (1,195)      183   (5,979)  (36,644)
                                ------------------ -------------------
    Total operating expenses      13,833    15,932   24,962    (3,731)
                                ------------------ -------------------
  Operating income                 6,172     6,188   17,431    47,735
Other income (expense), net       (1,217)      200     (604)     (644)
                                ------------------ -------------------
  Income before income tax
   provision                       4,955     6,388   16,827    47,091
Provision for income tax
 expense                           1,006     2,600    5,874    19,007
                                ------------------ -------------------
Net income                      $  3,949  $  3,788 $ 10,953  $ 28,084
                                ================== ===================

Net income per share - basic    $   0.12  $   0.11 $   0.34  $   0.82
                                ================== ===================

Weighted average shares used in
 per share calculation - basic    32,280    33,929   32,385    34,051
                                ================== ===================

Net income per share - diluted  $   0.12  $   0.11 $   0.33  $   0.79
                                ================== ===================

Weighted average shares used in
 per share calculation -
 diluted                          33,603    35,124   33,696    35,326
                                ================== ===================



    CONTACT: IXYS Corporation, Santa Clara
             Uzi Sasson, 408-982-0700 (COO & CFO)